Variable Life Insurance Company	John Hancock Place Boston, Massachusetts 02117

INSURED	JOHN HANCOCK	SUM INSURED	$100,000
AT ISSUE

POLICY NUMBER	FV 3000001	DATE OF ISSUE	MAY 19, 1994

DEATH BENEFIT	OPTION 1: LEVEL DEATH BENEFIT (SEE SECTION 4)

PLAN	SCHEDULED PREMIUM VARIABLE WHOLE LIFE

INDIVIDUAL VARIABLE LIFE INSURANCE

The John Hancock Variable Life Insurance Company agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 4) will be payable, subject to the “Deferral of Determinations and Payments” provision, on receipt at the Home Office of the Company of due proof of the Insured’s death.

The Death Benefit of this policy will increase or decrease based on the experience of the Separate Account.

The policy, which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium.

The Policy Specifications on page 3 and the conditions and provisions on this and the following pages are part of the policy.

Signed for the Company at Boston, Massachusetts.

President	Secretary

Variable Whole Life policy

Scheduled Premiums payable for life

Premium may increase at age 70

Provision for optional additional premiums

Death Benefit payable at death of Insured

Not eligible for dividends

Schedules of benefits and premiums, and the premium class, are shown on page 3

To the extent any benefit, payment or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy provides a Guaranteed Death Benefit equal to the Sum Insured if the policy is not in default under Section 7 and there is no indebtedness.

Right to Cancel—The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner of the policy, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded.

94-85	F0194

	Policy Provisions		Alphabetical Guide

Section		Section

1.	Policy Specifications	8.	Account Value
2.	Table of Rates	16.	Allocation to Subaccounts
3.	Definitions	18.	Annual Report To Owner
4.	Death Benefit	25.	Assignment
5.	Payments	12.	Automatic Payment of Premiums
6.	Cumulative Premium Balance and Required Premium Target	14.	Basis of Computations
7.	Grace Period	20.	Beneficiary
8.	Account Value	24.	Claim of Creditors
9.	Excess Value	20.	Contingent Owner
10.	Recalculation of Base Policy Premium	29.	Contract
11.	Loans	6.	Cumulative Premium Balance
12.	Automatic Payment of Premiums	4.	Death Benefit
13.	Surrenders and Withdrawals	23.	Deferral of Determinations and Payments
14.	Nonforfeiture Provisions	3.	Definitions
15.	Separate Account and Fixed Account	9.	Excess Value
16.	Allocation of Subaccounts	22.	Exchange of Policy During First 24 Months
17.	Investment Policy Change	16.	Fixed Account Transfer Provision
18.	Annual Report To Owner	14.	Fixed Extended Term Insurance
19.	Reinstatement	14.	Fixed Paid-Up Insurance
20.	Owner, Contingent Owner, Beneficiary	7.	Grace Period
21.	Interest on Proceeds	26.	Incontestability
22.	Exchange of Policy During First 24 Months	21.	Interest on Proceeds
23.	Deferral of Determinations and Payments	17.	Investment Policy Change
24.	Claims of Creditors	11.	Loans
25.	Assignments	27.	Misstatement of Age or Sex
26.	Incontestability	14.	Nonforfeiture Provisions
27.	Misstatement of Age or Sex	20.	Owner
28.	Suicide	30.	Optional Methods of Settlement
29.	The Contract	5.	Payments
30.	Settlement Provisions	1.	Policy Specifications
		10.	Recalculation of Base Policy Premium
		19.	Reinstatement
		6.	Required Premium Target
		15.	Separate Account and Fixed Account
		30.	Settlement Provisions
		16.	Subaccount Transfer Provision
		28.	Suicide
		13.	Surrenders and Withdrawals
		2.	Table of Rates
		16.	Variable Account Transfer Provision
		14.	Variable Paid-Up Insurance
		13.	Withdrawals

2

1. POLICY SPECIFICATIONS

Insured	JOHN DOE	Plan	Flex V - Scheduled Premium Variable Whole Life

Issue Age*	35	Policy Number	FV 3000001

Policy Class	STANDARD NON SMOKER	Date of Issue*	MAY 19, 1994

		Sum Insured at Issue:	$100,000

Death Benefit: Option 1—Level Death Benefit (see Section 4)

The Owner and the Beneficiary are as designated in the Application, subject to Section 20.

	ANNUAL PREMIUMS AMOUNT

Base Policy Premium (payable to age 70)**	$1,369.00

Riders***
$25,000 YRT Rider Premium	$206.00	****
Disability Payment of Premium	$136.90

Required Premium (First Year)	$1,711.90

Planned Premium*****	$1,500.00

*	For any riders elected, the Date of Issue and the Issue Age of each rider is the Date of Issue and the Issue Age of the policy unless otherwise specified.
**	The maximum base premium payable for life after recalculation under Section 10 depends upon the age at which the recalculation is made. This premium is derived by multiplying the rate shown on page 4 for the recalculation age by the Basic Death Benefit then in effect.
***	For Description of Rider Benefits, see page 3C of this policy.
****	Annual premium subject to change.
*****	Your Planned Premium schedule reflects a lump sum payment of $10,000.00 at issue and an annual scheduled payment of $1,500.00. If such lump sum is not received within 30 days from the Date of Issue then the Planned Premium will become set equal to the greater of the Planned Premium or the Required Premium.

3	F0394

1. POLICY SPECIFICATIONS - CONTINUED

A. Current Policy Charges*

Current Deductions from Premium Payments

State Premium Tax Charge		2.35% of Premium
Federal DAC Tax Charge		1.25% of Premium
Premium Charge	**	3.5% of Required Premium

Current Deductions from Account Value

Issue Charge	$20.00 Per Month for first 12 Months only
Maintenance Charge	$6.00 Per Month
Guaranteed Death Benefit Charge	$1.00 Per Month

Current Deferred Sales Charge***

During Policy Years	Percent of Cumulative Base Policy Premiums Paid

1-6	15.00%
7	12.86%
8	10.00%
9	7.78%
10	6.00%
11	4.55%
12	2.92%
13	1.54%
14 and after	0%

Current Administrative Surrender Charge***

During Policy Years	Current Charge

1 - 4	$0.00
5 and after	$0.00

*	We reserve the right to change the amount or percentage of any of these charges, but no charge will exceed the amount or percentage shown in the Table of Maximum Policy deductions and charges on page 3B.
**	The Premium Charge currently applies only in the first ten years. We reserve the right to apply this charge in any year after the first 10 years.
***	This charge is imposed only upon surrender of the policy.

3A	F03A94

1. POLICY SPECIFICATIONS - CONTINUED

B. Maximum Policy Charges

Maximum Deductions from Premium Payments

State Premium Tax Charge	2.35% of Premium
Federal DAC Tax Charge	1.25% of Premium
Premium Charge	5% of Required Premium

Maximum Deductions from Account Value

Issue Charge	$20.00 Per Month for first 12 Months only
Maintenance Charge	$8.00 Per Month
Guaranteed Death Benefit Charge	$30.00 Per Month

Maximum Deferred Sales Charge

During Policy Years	Percent of Cumulative Base Policy Premiums Paid

1-6	15.00%
7	12.86%
8	10.00%
9	7.78%
10	6.00%
11	4.55%
12	2.92%
13	1.54%
14 and after	0%

Maximum Administrative Surrender Charge

During Policy Years	Maximum Charge

1 - 6	$5.00 per $1,000
7-8	$4.00 per $1,000
9	$3.00 per $1,000
10 and after	$0.00

3B	F03B94

1. POLICY SPECIFICATIONS, continued

Insured JOHN DOE	Plan	Flex V - Scheduled Premium Variable Whole Life

Insured’s Spouse	Policy Number FV3113799

Rider Date of Issue May 19, 1994

RIDER INFORMATION

TYPE*	DESCRIPTION	AMOUNT

Yearly Renewable Term Increasing Benefit	Increasing benefit on life of Insured to end of Term Period, May 15, 1995 Premium Class: Preferred Nonsmoker	$100,000

Disability Benefit	Premiums are paid in event of Insured’s Total Disability

*	Yearly Renewable Term Riders may be renewed as provided in “Renewal of Rider” provision in the Rider. See Section 2 for schedule of Maximum Renewal Premiums and/or Premium Factors.

3C	F03C194

2. TABLE OF RATES

A. Rate Table

Age*	Maximum Monthly Rates per $1,000 of Amount at Risk**	Corridor Factor	Death Benefit Factor	Maximum Annual Premium per 1,000 of Sum Insured at Recalculation

35	0.141	4.2907	2.50	14.14
36	0.148	4.1482	2.50	14.72
37	0.157	4.0105	2.50	15.32
38	0.167	3.8777	2.50	15.97
39	0.179	3.7496	2.50	16.64
40	0.191	3.6262	2.50	17.36
41	0.206	3.5073	2.43	18.12
42	0.221	3.3929	2.36	18.92
43	0.239	3.2827	2.29	19.76
44	0.256	3.1767	2.22	20.66
45	0.277	3.0745	2.15	21.61
46	0.300	2.9762	2.09	22.62
47	0.324	2.8817	2.03	23.69
48	0.350	2.7907	1.97	24.82
49	0.379	2.7031	1.91	26.03
50	0.410	2.6189	1.85	27.32
51	0.447	2.5378	1.78	28.69
52	0.490	2.4599	1.71	30.16
53	0.537	2.3851	1.64	31.72
54	0.593	2.3134	1.57	33.39
55	0.654	2.2448	1.50	35.16
56	0.722	2.1791	1.46	37.06
57	0.794	2.1162	1.42	39.09
58	0.873	2.0560	1.38	41.25
59	0.961	1.9983	1.34	43.58
60	1.059	1.9431	1.30	46.07
61	1.169	1.8903	1.28	48.75
62	1.294	1.8398	1.26	51.63
63	1.437	1.7916	1.24	54.72
64	1.599	1.7457	1.22	58.05
65	1.778	1.7020	1.20	61.61
66	1.971	1.6605	1.19	65.44
67	2.181	1.6211	1.18	69.56
68	2.407	1.5835	1.17	74.01
69	2.653	1.5477	1.16	78.82
70	2.933	1.5136	1.15	84.04
71	3.302	1.4811	1.13
72	3.618	1.4507	1.11
73	4.042	1.4216	1.09
74	4.521	1.3943	1.07
75	5.037	1.3688	1.05
76	5.590	1.3449	1.05
77	6.175	1.3225	1.05
78	6.787	1.3014	1.05
79	7.440	1.2815	1.05

*	On a Policy Anniversary “age” means the age of the Insured at his or her birthday nearest that date. That “age” will apply until the next anniversary.
**	Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker and Nonsmoker Mortality Tables.

4	F0494

2. TABLE OF RATES - CONTINUED

A. Rate Table (continued)

Age*	Maximum Monthly Rates per $1,000 of Amount at Risk**	Corridor Factor	Death Benefit Factor	Maximum Annual Premium per 1,000 of Sum Insured at Recalculation

80	8.162	1.2626	1.05
81	8.973	1.2447	1.05
82	9.898	1.2277	1.05
83	10.952	1.2118	1.05
84	12.118	1.1971	1.05
85	13.375	1.1835	1.05
86	14.699	1.1709	1.05
87	16.081	1.1593	1.05
88	17.497	1.1484	1.05
89	18.966	1.1381	1.05
90	20.512	1.1282	1.05
91	22.165	1.1183	1.04
92	23.987	1.1084	1.03
93	26.066	1.0980	1.02
94	28.784	1.0869	1.01
95	32.818	1.0748	1.00
96	39.643	1.0616	1.00
97	53.066	1.0476	1.00
98	85.527	1.0334	1.00
99	165.340	1.0198	1.00

*	On a Policy anniversary “age” means the age of the Insured at his or her birthday nearest that date. That “age” will apply until the next anniversary.
**	Maximum Monthly Rates are based on the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables.

4A	F04A94

2. TABLE OF RATES, continued

B. Yearly Renewable Term Table of Maximum Premiums

Coverage on Insured	Yearly Renewable Term LEVEL BENEFIT

Policy Number: FV 3000001	Issue Age: 35

Yearly Renewable Term Insurance Premiums

Age	Premium*	Age	Premium*
36	245.00	70	4349.00
37	259.00	71	4821.00
38	274.00	72	5325.00
39	293.00	73	5854.00
40	313.00	74	6428.00
41	336.00	75	7059.00
42	360.00	76	7870.00
43	388.00	77	8806.00
44	416.00	78	9879.00
45	448.00	79	11087.00
46	492.00	80	12419.00
47	541.00	81	13867.00
48	590.00	82	15421.00
49	644.00	83	17073.00
50	700.00	84	18831.00
51	765.00	85	20704.00
52	836.00	86	23173.00
53	912.00	87	25535.00
54	999.00	88	27813.00
55	1093.00	89	30047.00
56	1195.00	90	32289.00
57	1302.00	91	34444.00
58	1417.00	92	36385.00
59	1544.00	93	38225.00
60	1682.00	94	40113.00
61	1835.00	95	41843.00
62	2006.00	96	47822.00
63	2199.00	97	63155.00
64	2415.00	98	97393.00
65	2651.00	99	99999.99
66	2904.00
67	3177.00
68	3517.00
69	3912.00

*	Includes the Premium for this Rider and any Rating Premium, if applicable.

5B	F04B94

2. TABLE OF RATES, continued

C. Disability Benefit Table of Maximum Percentages

Disability Benefit

Policy Number FV1234	Issue Age: 35

Age	Percent of Mod. Sched. Prem.	Age	Percent of Mod. Sched. Prem.

0	4.68%	31	4.43%
1	4.78%	32	4.45%
2	4.76%	33	4.48%
3	4.74%	34	4.51%
4	4.72%	35	4.56%
5	4.70%	36	4.60%
6	4.67%	37	4.64%
7	4.64%	38	4.70%
8	4.60%	39	4.77%
9	4.57%	40	4.85%
10	4.53%	41	4.95%
11	4.50%	42	5.05%
12	4.47%	43	5.17%
13	4.44%	44	5.31%
14	4.42%	45	5.45%
15	4.40%	46	5.63%
16	4.39%	47	5.83%
17	4.38%	48	6.04%
18	4.38%	49	6.26%
19	4.38%	50	6.50%
20	4.38%	51	6.74%
21	4.38%	52	6.99%
22	4.38%	53	7.22%
23	4.39%	54	7.43%
24	4.39%	55	7.57%
25	4.40%	56	7.58%
26	4.40%	57	7.41%
27	4.39%	58	7.03%
28	4.39%	59	6.31%
29	4.40%	60	5.02%
30	4.41%

4C	F04C94

3. DEFINITIONS

“Age” means on any given date, the age of the person in question at his or her birthday nearest that date.

“Annual Processing Date” means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

“Fixed Account” means an account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account.

“Fund” means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

“In full force” means that the policy has not lapsed in accordance with Section 7.

“Indebtedness” means the unpaid balance of a policy loan plus accrued interest.

“Minimum Initial Premium” means all or the appropriate portion of the Required Premium as shown on page 3 in accordance with the premium billing interval selected in the application.

“Modal Processing Date” means the first Processing Date of each premium billing interval.

“Payment” means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

“Policy Year” means (a) or (b) below whichever is applicable:

(a)	The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

(b)	Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

“Portfolio” means each division of a Fund which has a specific investment objective.

“Processing Date” means the first day of a policy month which immediately follows a Valuation Date. The Date of Issue is not a Processing Date.

“Separate Account”, unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

“Subaccount” means a Variable Account or a Fixed Account.

“Valuation Date” means any date on which we are open for business, on which the New York Stock Exchange is open for trading and on which the Fund values its shares.

“Valuation Period” means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

“Variable Account” means each division of a Separate Account which has a specific investment objective. The assets of each Variable Account are invested solely in shares of the corresponding Portfolio of a Fund.

“We”, “us”, and “our” refer only to the John Hancock Variable Life Insurance Company

“Written notice” means, unless otherwise stated, a written notice filed at our Home Office in Boston, Massachusetts.

“You” and “your” refer only to the Owner of this policy.

5	F0594

4. DEATH BENEFIT

The Death Benefit is payable when the Insured dies while the policy is in full force. This Death Benefit will equal the death benefit of the policy as shown below minus any indebtedness on the date of death. If the Insured dies during a grace period we will also deduct any unpaid portion of the Default Payment as defined in Section 7.

The death benefit of the policy depends on which of the following Options is selected at the time the policy is issued, subject to the limitation below:

Option 1: Level Death Benefit: The death benefit of the policy is the greater of: (i) the Guaranteed Death Benefit; and (ii) the Account Value on the date of death times the applicable Corridor Factor shown in Section 2.

Option 2: Variable Death Benefit: The death benefit of the policy is the greater of: (i) the Guaranteed Death Benefit plus the Excess Value on the date of death; and (ii) the Account Value on the date of death times the applicable Corridor Factor shown in Section 2.

Option 3: Level Death Benefit with Greater Funding: The death benefit of the policy is the greater of: (i) the Guaranteed Death Benefit; and (ii) the Account Value on the date of death times the applicable Death Benefit Factor shown in Section 2.

For Insureds age 19 and below at Date of Issue, only Death Benefit Option 3 is available.

You may change between death benefit options 1 and 2 after issue, subject to our administrative rules then in effect. However, you may not change to or from option 3.

The Guaranteed Death Benefit is equal to the Sum Insured then in effect. The Sum Insured at Issue is shown on page 3.

5. PAYMENTS

Payments under the policy shall be made only to us at our Home Office.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 11 and any amount specified as loan repayment. The remainder will constitute Premium and will be added to the Cumulative Premium Balance. We then deduct the State Premium Tax Charge, the Federal DAC Tax Charge, and Premium Charge. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, the following will apply:

(a)	All amounts received prior to the Date of Issue will be processed as if received on the day preceding the Date of Issue.

(b)	If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the day preceding the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt.

Except as provided above and in Section 7, all payments will be processed as of the date of receipt.

Subject to our maximum limits you may pay Premiums in excess of the Required Premium while the policy is in full force. During the first two years we may refuse any Premium in excess of the amount required to make the Cumulative Premium Balance equal to the Required Premium Target in effect on the next Annual Processing Date. Thereafter, we may refuse any Premium in excess of the amount required to make the Cumulative Premium Balance equal to the Required Premium Target in effect on the date of payment as determined in accordance with Section 6.

6

6. CUMULATIVE PREMIUM BALANCE AND REQUIRED PREMIUM TARGET

The Cumulative Premium Balance is the amount equal to the Premiums paid less amounts subtracted in accordance with Section 13.

The Required Annual Premium is determined on each Annual Processing Date for the policy year beginning on such Annual Processing Date. The Required Annual Premium will equal the Base Policy Premium in effect on the Annual Processing Date plus the Rider and Rating Premium then in effect. The Required Modal Premium on each Modal Processing Date will equal the Required Annual Premium divided by 12 multiplied by the number of months in the premium billing interval then in effect.

On each Modal Processing Date, we will determine the Required Premium Target. The Required Premium Target will be the sum of (a) and (b) where:

(a)	is the Required Modal Premium then in effect; and

(b)	is either (i) the Required Premium Target as of the last Modal Processing Date, or (ii) the Cumulative Premium Balance if the Base Policy Premium has been recalculated effective on such Modal Processing Date in accordance with Section 10.

On the first Modal Processing Date, the amount in (b)(i) above shall be equal to the Minimum Initial Premium.

If the policy would have been in default under Section 7 on the immediately preceding Modal Processing Date, but was deemed not to be in default because the policy passed the test in the second paragraph of said Section, and if the total Premium received since such last Modal Processing Date is less than the Default Payment as determined under said section, then the Required Premium Target for the current Modal Processing Date will be reduced by the unpaid amount of such Default Payment.

7. GRACE PERIOD

On each Modal Processing Date, we will compare the Cumulative Premium Balance at the end of the immediately preceding Valuation Date to the applicable Required Premium Target as defined in Section 6. Thereafter, on each Modal Processing Date we will compare the Cumulative Premium Balance at the end of the immediately preceding Valuation Date to the Modal Required Premium Target. If, on any such Modal Processing Date, the Cumulative Premium Balance is less than the Required Premium Target, the policy will be deemed to be in default as of the Processing Date on which such determination is made. We will send a notice to your last known address specifying the minimum amount you must pay to cure the default (the “Default Payment”). The Default Payment will be equal to the difference between the Cumulative Premium Balance and the Required Premium Target.

On each Modal Processing Date, the policy will not be deemed to be in default if the Account Value at the end of the immediately preceding Valuation Date is greater than or equal to the Basic Account Value (see Section 9). If the policy is deemed not to be in default by virtue of the test in this paragraph, the Required Premium Target on the Valuation Date immediately proceeding the next Processing Date will be reduced by the amount that would otherwise have been determined to be the Default Payment less any premiums paid since the date the policy would have been in default in accordance with the first paragraph of this Section.

Any amount in default may be paid within a grace period of 61 days after the date of default. We will send notice to your last known address at least 31 days before the end of the grace period specifying the minimum payment that you must make to continue the policy in force beyond the end of the grace period. When payment is received, any Section 8 charges which are past due and unpaid will be deducted from the Account Value.

Any payment in excess of the amount in default will be processed as of the date of receipt.

If a payment at least equal to the amount in default is not received by the end of the grace period, and the policy has not passed the test as described in the second paragraph of this Section, then the policy will lapse and will not be in full force. Upon lapse, the policy will be administered in accordance with Section 14. If the Insured dies during the grace period, we will deduct the Default Payment from the proceeds.

No Rider provisions will be in effect after the policy ceases to be in full force.

7	F0794

8. ACCOUNT VALUE

The Account Value as of the end of any Valuation Period is derived as follows:

(a)	We will determine the value of each Subaccount as of the end of the Valuation Period in accordance with Section 15.

(b)	We will then determine the share of this policy in each Subaccount and the total value of such shares.

(c)	We will then add any amount of Loan Assets, as defined in Section 11.

(d)	We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

CHARGES

On the Date of Issue and on every Processing Date, we will deduct each of the charges (a) through (f) in order from the Account Value at the end of the last prior Valuation Period, where:

(a)	is the Maintenance Charge;

(b)	is the Guaranteed Death Benefit Charge, if applicable;

(c)	is the sum of all charges for Riders which are part of the policy, if applicable;

(d)	is the sum of all charges for ratings, if applicable;

(e)	is the Issue Charge; and

(f)	is the Insurance Charge.

If the Account Value less the sum of charges (a), (b), (c), (d) and (f) is less than the Issue Charge, the Issue Charge will not be deducted but will be deferred.

Any portion of the Guaranteed Death Benefit Charge allocated to the Fixed Account in accordance with Section 16 will be waived.

The Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate multiplied by the Net Amount at Risk on such Date of Issue or the Processing Date. Each Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

(b)	(i) is the Sum Insured divided by 1.0032737 for death benefit options 1 and 3; or

(ii) is the Sum Insured divided by 1.0032737 plus Excess Value for death benefit option 2; and

(c)	(i) is the amount defined in (a) multiplied by the applicable Corridor Factor as shown in Section 2 for death benefit options 1 and 2;

(ii) is the amount defined in (a) multiplied by the applicable Death Benefit Factor as shown in Section 2 for death benefit option 3.

The Applied Monthly Rates are the actual rates used to calculate Insurance Charges. We will determine the Applied Monthly Rates to be used for this policy. They will not exceed the Maximum Monthly Rates shown in the applicable Table of Rates in Section 2. The Applied Monthly Rates will be based on our expectations of future mortality experience. They will be reviewed at least once every 5 policy years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

8

A monthly reduction in the Insurance Charge, as described below, may be made beginning on the first Processing Date in the tenth Policy Year. It is our present intention to effect this reduction in the tenth Policy Year and each Policy Year thereafter, but this reduction is not guaranteed.

The amount of the reduction will depend upon the length of time the policy has been in force. Beginning on the first Processing Date in the tenth Policy Year, the monthly Insurance Charge will be reduced by an amount equal to a percentage of the Account Value on the Processing Date in question. For each Processing Date during the tenth Policy Year, such percentage would be that which would yield an annual effective rate of .20%. The annual effective rate for each subsequent Policy Year up to and including the thirtieth Policy Year will increase by .01 percent per year. For each Policy Year after the thirtieth Policy Year, the annual effective rate will be .40%.

9. EXCESS VALUE

We will calculate the Excess Value at the beginning of each Processing Date.

The Excess Value is equal to the amount, if any, by which the Account Value as of the end of the immediately preceding Valuation Date exceeds the Basic Account Value.

The Basic Account Value on any Valuation Date is equal to the sum of (a) and (b), where:

(a)	is the greater of (i) 110% of the indebtedness as of that date or (ii) the value, as determined by us, required to support the Guaranteed Death Benefit; and

(b)	is the Rider/Rating Premium determined as of the Annual Processing Date.

The Excess Value, if any, will then be divided into two components — the Premium Component and the Experience Component. The Premium Component will be equal to the lesser of (a) and (b) where:

(a)	is the Excess Value; and

(b)	is the amount, if any, by which the Cumulative Premium Balance exceeds the Required Premium Target at the end of the Valuation Period immediately preceding the Processing Date.

The Experience Component will be equal to the amount, if any, by which the Excess Value exceeds the Premium Component.

10. RECALCULATION OF BASE POLICY PREMIUM

Effective on the Annual Processing Date nearest the Insured’s 70th birthday, or the tenth policy anniversary, whichever is later, the Base Policy Premium required to maintain the Guaranteed Death Benefit for life will be recalculated. However, you may request an earlier recalculation. Such earlier recalculation will be effective on the Annual Processing Date next following receipt at our Home Office of such request. The new Base Policy Premium will depend on the amount applied to the recalculation less any applicable Recalculation Guarantee Charge. The amount applied will depend on the Account Value on the Valuation Date immediately preceding the date of recalculation, and the Guaranteed Death Benefit and the age of the Insured on the date of recalculation.

The new Base Policy Premium may be less than, equal to, or greater than the original Base Policy Premium shown on page 3. However, the new Base Policy Premium will not be greater than the maximum premium at recalculation shown in Section 2 for the age of the Insured on the date of recalculation.

The Recalculation Guarantee Charge, if applicable, will be equal to the amount applied to the recalculation times one and one half percent. We reserve the right to increase such percentage, but not to more than three percent.

9	F0994

11. LOANS

You may borrow from us on receipt at our Home Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made after the first Policy Year if (i) a Loan Value is available and (ii) the policy is not in force on the Extended Term Insurance basis. Each loan must be for at least $300 except when used to pay premiums. We may defer loans as provided by law or as provided in Section 23. We will not defer loans to pay premiums on our policies.

The Loan Value while the policy is in full force or for loans advanced under Section 12 will be an amount equal to (i) 75% during the second and third policy years and 90% thereafter of the Variable Account portion, if any, of the Account Value, plus (ii) 100% of the Fixed Account portion, if any, of the Account Value, less (iii) any surrender charge then in effect.

The Loan Value while the policy is in force as Fixed Paid-Up Insurance will be the cash value. The Loan Value while the policy is in force as Variable Paid-Up Insurance will be amount equal to (i) 75% during the second and third policy years and 90% thereafter of the Variable Account portion, if any, of the Account Value plus (ii) 100% of the Fixed Account portion, if any, of the Account Value.

Values, except for Fixed Paid-Up Insurance, will be determined, subject to the “Deferral of Determinations and Payments” provision, at the end of the Valuation Period in which the date of receipt of the loan application at our Home Office occurs or, for loans advanced under the Automatic Payment of Premiums provision, at the end of the Valuation Period in which the last day of the grace period occurs. Values for Fixed Paid-Up Insurance will be determined as of the next policy anniversary date discounted for interest at the loan interest rate.

The amount of loan available will be the Loan Value less any existing indebtedness.

We will annually determine, in the month preceding the policy anniversary, the loan interest rate for this policy. Determination will be made in the calendar month preceding the policy anniversary. This rate will apply to all indebtedness outstanding during the Policy Year next following the date of determination. The rate we determine will not exceed the higher of: (a) the “Published Monthly Average” for the calendar month which is two months before the month in which the date of determination occurs; and (b) 5%.

The “Published Monthly Average” means Moody’s Corporate Bond Yield Average - Monthly Average Corporates as published by Moody’s Investors Service, Inc. or any successor thereto.

If the “Published Monthly Average” is no longer published, we reserve the right to select a substitute that we deem appropriate, subject to applicable law or regulation.

When a new rate is determined: (a) we may increase the previous rate if the increase would be at least  1/2%; and (b) we must reduce the previous rate if the decrease would be at least  1/ 2%.

We will: (a) notify you of the initial loan interest rate at the time a loan, other than a loan advance under the “Automatic Payment of Premiums” provision, is made; (b) notify you of the Initial loan interest rate as soon as practical after a loan is advanced under the “Automatic Payment of Premiums” provision; and (c) notify you in advance of any increase in the loan interest rate if there is outstanding indebtedness on the policy.

A loan may be repaid in full or in part at any time before the Insured’s death, and while the policy is in full force.

While the policy is in full force or in force as Variable Paid-Up Insurance, “excess indebtedness” is the amount by which indebtedness exceeds an amount equal to the Account Value less any Deferred Sales Charge then in effect, and less any Administrative Surrender Charge then in effect. While the policy is in force as Fixed Paid-Up Insurance, “excess indebtedness” is the amount by which indebtedness exceeds the net single premium for the Paid-Up Insurance determined in accordance with the “Basis of Computations” provision of Section 14. “Notice Date” is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us. When excess indebtedness occurs, the policy will terminate at the end of the Valuation Period in which the 31st day after the Notice Date occurs if such excess has not been repaid by that date.

10

When a loan is made, the amount of the loan will be transferred to Loan Assets. The amount transferred will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made. Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option.

Loan Assets are the total of all loans advanced plus interest credited on each loan amount from the date of the loan at a rate at least equal to (i) the policy loan interest rate less 1% for Policy Years 1-20 and (ii) the policy loan interest rate less .5% for all Policy Years.

12. AUTOMATIC PAYMENT OF PREMIUMS

An election may be made for Automatic Payment of Premiums either in the application or by written notice acknowledged by us while the policy is in full force. You may revoke the election at any time by written notice.

While this election is in effect, we will pay any amount in default under the Grace Period provision which is unpaid at the end of the grace period by a loan which we will automatically advance, if sufficient. The loan will be subject to the provisions of Section 11. We will furnish annually to the Owner a statement indicating the amount of indebtedness.

While this election is in effect, if the amount of loan available is less than the amount in default, the policy will lapse and will be administered in accordance with Section 14.

13. SURRENDERS AND WITHDRAWALS

We will determine and pay the Surrender Value of the policy if the Insured is then alive, subject to Section 23, and the policy will terminate, as of the end of the Valuation Period in which occurs our receipt at our Home Office of (i) written notice, and (ii) the surrendered policy.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less: (i) any Deferred Sales Charge then in effect, (ii) any Administrative Surrender Charge then in effect, and (iii) any indebtedness.

While the policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance, the Surrender Value will be an amount equal to the policy cash value determined in accordance with the “Basis of Computations” provision of Section 14 less any indebtedness. While the policy is in force as Variable Paid-Up Insurance, the Surrender Value will be an amount equal to the Account Value less any indebtedness. Upon surrender within 30 days after a policy anniversary, the policy cash value of Fixed Extended Term Insurance or Fixed Paid-Up Insurance will not be less than the policy cash value on that anniversary.

On or after the first policy anniversary you may request a withdrawal of part or all of the Excess Value in accordance with our rules then in effect. Each withdrawal must be at least $1,000. For each withdrawal we will make a charge to the Account Value of $20. All amounts withdrawn from the Premium Component of Excess Value will be subtracted from the Cumulative Premium Balance.

14. NONFORFEITURE PROVISIONS

FIXED EXTENDED TERM INSURANCE, FIXED PAID-UP INSURANCE OR VARIABLE PAID-UP INSURANCE

When the policy ceases to be in full force under Section 7, we will apply the Surrender Value to provide insurance as follows:

(1)	If the policy is in a Preferred or Standard Premium Class as shown on page 3 and paragraphs (2) and (3) below do not apply, we will provide Fixed Extended Term Insurance for the period as provided in the “Basis of Computations” provision. The amount of Fixed Extended Term Insurance will be equal to (i) the Guaranteed Death Benefit as of the end of the Valuation Period in which the date of default under Section 7 occurs less (ii) any indebtedness.

11	F1194

(2)	We will provide Fixed Paid-Up Insurance for the amount as provided in the “Basis of Computations” provision if any of the following apply:

(a)	You elect this option.

(b)	The policy is in a Special Premium Class as shown on page 3.

(c)	You have elected Variable Paid-Up Insurance but the amount of Variable Paid-Up Insurance is less than $5,000.

(d)	Fixed Extended Term Insurance would otherwise apply, but the amount of Fixed Paid-Up Insurance would equal or exceed the amount of Fixed Extended Term Insurance.

(3)	We will provide Variable Paid-Up Insurance for the amount as provided in the “Basis of Computations” provision if the policy is not in a Special Premium Class, you elect this option, and the amount of Variable Paid-Up Insurance is a least $5,000. The Death Benefit while the policy is in force under this option is (a) minus (b) where:

(a)	is the Account Value on the date of death multiplied by the applicable Death Benefit Factor shown in Section 2, and

(b)	is any indebtedness as of the date of death.

You may elect Variable Paid-Up Insurance or Fixed Paid-Up Insurance in place of Fixed Extended Term Insurance by written notice received by us no later than the last day of the grace period and before the Insured’s death. On the Insured’s death we will pay to the Beneficiary in place of all other benefits any amount of Extended Term, Fixed Paid-Up or Variable Paid-Up Insurance then in force. No rider provisions will be in effect after the policy ceases to be in full force.

BASIS OF COMPUTATIONS

Minimum values, reserves and net single premiums referred to in the policy are computed on the basis of the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables, except those for the Fixed Extended Term Insurance which are computed on the basis of the Commissioners 1980 Extended Term Smoker and Nonsmoker Insurance Table. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while the policy is in full force is computed as described in Section 8. The Account Value while the policy is in force as Variable Paid-Up Insurance is computed as described in Section 8 except that there is no deduction for Charges (a) through (e). The Applied Rates used to determine the Insurance Charge may differ from those used when the policy is in full force, but will not exceed the Maximum Monthly Rates shown in Section 2. Any policy cash value while the policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance is equal to the applicable net single premium. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery. The values are not less than minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 14.

15. SEPARATE ACCOUNT AND FIXED ACCOUNT

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 16. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We will make (i) a Valuation Period Mortality and Expense Risk Charge at a rate equivalent to .60% per year of the Variable Account assets and (ii) a charge for any applicable income taxes. The assets of the Variable Accounts will be invested in shares of corresponding Portfolios of a Fund. The Portfolios will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees associated with the corresponding Portfolios. The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

12

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority. Examples of the changes we may make include the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)	To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

(d)	To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

(e)	To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Option and the Variable Account Transfer Provision.

16. ALLOCATION TO SUBACCOUNTS

We will allocate Net Premiums and other credits among the Subaccounts in accordance with the Subaccount Investment Option, as chosen by you and shown in the application for this policy. You may elect to change the Subaccount Investment Option at any time provided the policy is not in a grace period under Section 7. A change will be effective at the end of the Valuation Period in which we receive written notice satisfactory to us. We reserve the right to impose limits on the number and frequency of such changes. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. We will allocate any charges under Section 8 among the applicable Subaccounts in proportion to your policy investment in each Subaccount on the date of the charge.

FIXED ACCOUNT TRANSFER PROVISION

You may elect by written notice satisfactory to us to transfer without charge part or all of the assets in a Fixed Account, in the manner described below. Such a transfer will be permitted only during the period beginning 60 days before each policy anniversary and ending 30 days after such anniversary, and only once during such period. If the written notice is received on or before the anniversary, the transfer will be effective at the end of the Valuation Period during which the anniversary falls. If the written notice is received after the anniversary, the transfer will be effective at the end of the Valuation Period in which we receive the written notice. The maximum transfer amount is the greater of (i) $500 or (ii) 20% of the value of the Fixed Account as of the effective date of the transfer. We may defer the transfer for up to 6 months after the date your election would have been effective.

VARIABLE ACCOUNT TRANSFER PROVISION

You may elect to transfer assets held in the Variable Accounts without charge. A transfer will be effective at the end of the Valuation Period in which we receive written notice satisfactory to us.

17. INVESTMENT POLICY CHANGE

The investment policy of the Portfolios shall not be materially changed unless a statement of the change is filed with, and not disapproved by, the Insurance Commissioner of Massachusetts. In the event of such a change in investment policy, and while this policy is in full force you may elect a transfer in accordance with Section 16 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made), which will be effective as of the end of the Valuation Period in which we receive the notice. If required, any statement of material change filed with the Insurance Commissioner of Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.

13	F1394

18. ANNUAL REPORT TO OWNER

While the policy is in full force, we will furnish annually to you a statement which shows:

(a)	The Death Benefit, Guaranteed Death Benefit, and Surrender Value as of the date of the report;

(b)	Payments received and charges made since the last report;

(c)	Withdrawals since the last report; and

(d)	Loan Information.

We will furnish other reports if required by law or regulation.

19. REINSTATEMENT

If the policy lapses under Section 7, it may be reinstated within 3 years after the beginning of the grace period unless the Surrender Value has been paid or otherwise exhausted, or the period of any Fixed Extended Term Insurance has expired.

The date of reinstatement is the date as of which all of the following 4 requirements have been satisfied:

(1)	We have received written application for reinstatement.

(2)	We have received evidence of insurability satisfactory to us.

(3)	We have received payment of a Premium equal to the sum of (a) and (b), each accumulated at an effective annual rate of 6% to the date of reinstatement, where:

(a)	is the difference between the Required Premium Target and the Cumulative Premium Balance at the date of lapse, and

(b)	is all Required Annual Premiums for the period between the date of lapse and the date of reinstatement; and

(4)	We have approved the application for reinstatement and verified receipt of items (2) and (3) above.

On the date of reinstatement (i) the death benefit of the policy will be the same as if no lapse had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement will be the sum of (a) through (c) less (d) through (e) where:

(a)	is the Surrender Value of the nonforfeiture option in effect on the date of reinstatement plus any indebtedness on the date of reinstatement;

(b)	is the amount in (3) above;

(c)	is the Deferred Sales Charge adjustment (as described below);

(d)	is the sum of the Premium Charge, the State Premium Tax Charge, and the Federal DAC Tax Charge as of the date of reinstatement;

(e)	is the sum of all Maintenance Charges and charges for Riders and ratings, if any, that would have been deducted from the date of lapse to the date of reinstatement if the policy had not lapsed, with interest at an effective annual rate of 6% to the date of reinstatement.

The Deferred Sales Charge used in item (c) above is the smaller of:

(i)	the Deferred Sales Charge applicable if the policy were surrendered immediately after reinstatement; and

(ii)	the Deferred Sales Charge made on the date of lapse.

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20. OWNER, CONTINGENT OWNER, BENEFICIARY

The Owner, the Contingent Owner (if any) and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice; but if a person other than the Insured applied for this policy and you have not reached the age of majority, only the court-appointed guardian of your estate may exercise your rights.

If the Insured dies and has no surviving Beneficiary, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner, Contingent Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we acknowledge receipt of the notice. If such acknowledgment occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

21. INTEREST ON PROCEEDS

We will pay interest on proceeds paid in one sum in the event of the Insured’s death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 30, Settlement Provisions.

22. EXCHANGE OF POLICY DURING FIRST 24 MONTHS

At any time you may elect to transfer all assets held in the Variable Accounts to the Fixed Account. No charge will be made for such transfer regardless of the number of transfers previously made.

23. DEFERRAL OF DETERMINATIONS AND PAYMENTS

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make payment impractical, or the Commission by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

(1)	To defer determination of the Account Value, and if such determination has been deferred, to defer:

(a)	determination of the values for a loan (except for Fixed Paid-Up Insurance) as of the end of the Valuation Period in which we receive the loan application at our Home Office, and payment of the loan; and

(b)	payment or application of any Death Benefit in excess of the Guaranteed Death Benefit.

(2)	To defer determination and payment of any Variable Paid-Up Insurance amount.

(3)	To defer determination, application, processing, or payment of a Surrender Value or any other policy transaction dependent upon Account Value, unless this policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

The payment of a Surrender Value if the policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance and payment of a loan if the policy is in force as Fixed Paid-Up Insurance may be deferred for up to 6 months from the date of receipt of written notice and any required surrender of the policy. If we defer such payment for more than 29 days, we will pay interest on any Surrender Value payment at the rate of 3 1/ 2% per year for the period payment is deferred.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

15	F1594

24. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt form the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

25. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

26. INCONTESTABILITY

This policy, except any provision for a disability benefit, shall be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue, except for nonpayment of premium. However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of the Insured for 2 years from the effective date of such increase.

27. MISSTATEMENT OF AGE OR SEX

If the age or the sex of the Insured has been misstated, we will adjust the Sum Insured and every other benefit to that which would have been purchased at the correct age or sex by the most recent Insurance Charge deducted under Section 8.

28. SUICIDE

If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 13. If the Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

29. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy and such application. However, additional written applications for policy changes or acceptance of excess payments under Section 5 may be submitted to us after issue and such additional applications may become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application.

Policy years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Home Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules then in effect.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

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30. SETTLEMENT PROVISIONS

OPTIONAL METHODS OF SETTLEMENT

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the election of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1 - Interest Income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A - Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B - Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3 - Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within the guaranteed period, we will pay the present value of the remaining guaranteed payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4 - Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5 - Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for income payment of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee’s estate.

17	F1794

Table for Settlement Options 2B, 3, 4, and 5

(Monthly payments for each $1,000 of proceeds applied)

Option 2B Income for a Fixed Period		Age of Payee at Birthday Nearest Date of First Payment	Option 3 Life Income with Guaranteed Period		Option 4 Life Income without Refund	Option 5 Life Income with Cash Refund
Period of Years	Payment		10 Years	20 Years
1	84.46	40	3.53	3.50	3.54	3.46
2	42.86	41	3.57	3.54	3.58	3.50
3	28.99	42	3.62	3.58	3.63	3.54
4	22.06	43	3.66	3.62	3.68	3.58
5	17.91	44	3.77	3.66	3.73	3.62
6	15.14	45	3.76	3.71	3.78	3.66
7	13.16	46	3.82	3.75	3.83	3.71
8	11.68	47	3.87	3.80	3.89	3.75
9	10.53	48	3.93	3.85	3.95	3.80
10	9.61	49	3.99	3.90	4.02	3.85
11	8.86	50	4.05	3.95	4.08	3.91
12	8.24	51	4.12	4.01	4.15	3.96
13	7.71	52	4.19	4.06	4.22	4.02
14	7.26	53	4.26	4.12	4.30	4.08
15	6.87	54	4.34	4.81	4.38	4.15
16	6.53	55	4.42	4.24	4.47	4.21
17	6.23	56	4.50	4.31	4.56	4.28
18	5.96	57	4.59	4.37	4.66	4.36
19	5.73	58	4.69	4.44	4.76	4.44
20	5.51	59	4.79	4.50	4.87	4.52
21	5.32	60	4.89	4.57	4.99	4.60
22	5.15	61	5.00	4.64	5.11	4.69
23	4.99	62	5.12	4.71	5.25	4.78
24	4.84	63	5.24	4.77	5.39	4.88
25	4.71	64	5.37	4.84	5.54	4.99
26	4.59	65	5.50	4.91	5.70	5.09
27	4.47	66	5.64	4.97	5.87	5.21
28	4.37	67	5.79	5.03	6.06	5.33
29	4.27	68	5.94	5.09	6.26	5.46
30	4.18	69	6.10	5.14	6.47	5.59
Annual, Semi-annual, or quarterly payments under Option 2B are 11.839, 5.963, and 2.993 respectively times the monthly payments.		70	6.27	5.19	6.69	5.73
		71	6.44	5.24	6.94	5.88
		72	6.61	5.28	7.20	6.04
		73	6.79	5.32	7.48	6.20
		74	6.98	5.36	7.79	6.38
		75	7.16	5.38	8.11	6.56
		76	7.35	5.41	8.47	6.75
		77	7.54	5.43	8.84	6.96
		78	7.72	5.45	9.25	7.17
		79	7.91	5.46	9.69	7.39
		80	8.08	5.48	10.17	7.64
		81	8.25	5.49	10.68	7.88
		82	8.41	5.49	11.23	8.13
		83	8.56	5.50	11.82	8.43
		84	8.71	5.50	12.46	8.70
		85 & over	8.83	5.51	13.14	8.99
		Options 3, 4 and 5 are available only at the ages as shown.

18

Communications about this policy may be sent to the Company at John Hancock Place, Boston, Massachusetts 02117.

Variable Whole Life policy

Scheduled Premiums payable for life

Provision for optional additional premiums

Death Benefit payable at death of Insured

Not eligible for dividends

Schedules of benefits and premiums, and the premium class, are shown on page 3

To the extent any benefit, payment or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy provides a Guaranteed Death Benefit equal to the Sum Insured if the policy is not in default under Section 7 and there is no indebtedness.

Right to Cancel - The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner of the policy, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded.

94-85	FBP94	Printed in U.S.A.